EXHIBIT 10.42

VINCE, LLC

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) dated this 23rd day of November, 2015 by and between Vince, LLC a Delaware limited liability company (the “Company”), and Christopher LaPolice (the “Consultant”).

WHEREAS, in light of the Consultant’s experience and knowledge regarding the Company and industry-related matters, the Company wishes to retain the services of the Consultant on the terms and conditions set forth herein and the Consultant has agreed to so serve the Company and its affiliates.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Consulting Period.  The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 2 hereof) commencing on November 4, 2015 (the “Effective Date”) and ending on February 3, 2018.  Notwithstanding the foregoing, the Consultant or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) by providing the other party with at least ninety (90) days’ advance written notice of such termination; provided that if such notice is provided by the Consultant, the Company may elect to end the consulting term prior to the end of such notice period.  The period of time between the Effective Date and the termination of the Consultant’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.”

2.

Services.  During the Consulting Period, the Company hereby retains the Consultant to perform the services of designing and merchandising of women’s and men’s apparel and handbags, assisting in fabric and factory sourcing and coordinating design with third-party licensees, and such other similar duties, authorities and responsibilities as may reasonably be assigned to the Consultant from time to time (the “Services”).  The position will not be full time.  The Consultant may perform the Services at such times and in such manner as reasonably requested by the Company from time to time; provided that, to the extent that the Company does not require the Consultant to perform the Service from a specific location, the Consultant may perform the Services at a location of the Consultant’s choice so long as the Consultant is available to report by telephone or in person as reasonably requested by the Company.  The Consultant shall report directly to the Chief Executive Officer of the Company.  The Consultant’s performance of the Services will principally be in the New York, NY and Los Angeles, California area.

3.	Consulting Fees.
(a)

Consulting Fee.  During the Consulting Period, the Consultant shall be entitled to receive an annualized fee of $1,125,000, payable in equal installments in accordance with the Company’s normal payroll practices (the “Consulting Fee”), prorated for any partial years of service.

(b)

Reimbursement for Business Expenses.  Upon presentation of appropriate documentation, the Consultant shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Consultant’s performance of the Services.  In connection with any business related travel during the Consulting Period, the Consultant will be reimbursed for business class airfare for domestic flights and first class airfare for international flights.

(c)

Bonus.  The Consultant shall be entitled to an annual bonus of $1,125,000, to be paid on an annual basis no later than February 28th of the fiscal year following the conclusion of the fiscal year to which the bonus relates, subject to the Consulting Period continuing through the end of each such fiscal year to which the bonus relates; provided that if the Company terminates the Consulting Period without Cause (as defined below), the Consultant shall be entitled to a pro rata share of the annual bonus based on the number of days prior to the termination of the Consulting Period that fall during such fiscal year, payable within thirty (30) days following the end of the Consulting Period.  The bonus with respect to the fiscal year ending on or about January 31, 2016 shall be prorated based on the number of days following the Effective Date that fall during such fiscal year.

(d)

Equity.  Upon the execution of this Agreement, the Consultant will receive a grant of options (the “Options”) to acquire 150,000 shares of common stock of Vince Holding Corp., a Delaware corporation (the “Parent”), pursuant to the Parent’s 2013 Incentive Plan, in the form attached hereto as Exhibit A.

(e)

Legal Fees.  The Company shall reimburse the Consultant for legal fees incurred in connection with the negotiation of this Agreement, provided that evidence of such fees shall be supplied to the Company and the amount of such reimbursement shall be capped at $2,500.

(f)

“Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Consultant’s willful misconduct or gross negligence in the performance of the Services; (ii) the Consultant’s willful failure to substantially perform the Services or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity); (iii) the Consultant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Consultant’s performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the Company’s property; or (v) the Consultant’s material breach of this Agreement or any other agreement with the Company or Parent, or a material violation of the Company’s or Parent’s code of conduct or other written policy.  An act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.  Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Consultant has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Consultant’s right to cure shall not apply if there are habitual breaches by the Consultant.

4.	Independent Contractor Status.
(a)

The Consultant acknowledges and agrees that the Consultant’s status at all times shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor.  Consultant shall be solely responsible for determining the method, details and means of performing the Services.  The Consultant also agrees that during the Consulting Period, the Consultant shall not be entitled to, has no claim to, and will not receive any other rights, fringe benefits, reimbursements, perquisites or other employee benefits from the Company for the Services.  The Consultant will be permitted to engage in other outside consulting activities, so long as such activities do not interfere with the performance of the Services and do not violate Section 5 hereof.

(b)

The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 3 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose.  Consultant shall file all tax returns and reports required to be filed by Consultant on the basis that Consultant is an independent contractor, rather than an employee, as defined in Treasury Regulation §31.3121(d)-1(c)(2).  The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant’s sole and complete responsibility and that the Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.

5.	Restrictive Covenants.
(a)

Confidential Information.  During the Consulting Period, the Consultant will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors and/or competitors.  The Consultant agrees that the Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Consultant’s assigned duties and for the benefit of the Company, either during the Consulting Period or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Consultant during the Consulting Period (or at any other time during which the Consultant provided any services to the Company or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Consultant; (ii) becomes generally known to the public subsequent to disclosure to the Consultant through no wrongful act of the Consultant or any representative of the Consultant; or (iii) the Consultant is required to disclose by applicable law, regulation or legal process (provided that the Consultant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)

Nonsolicitation; Noninterference.  During the Consulting Period and for a period of one (1) year thereafter, the Consultant agrees that the Consultant shall not, except in the furtherance of the Consultant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.  Any person described in this Section 5(b) shall be deemed covered by this Section while so employed or retained and for a period of six (6) months thereafter.

(c)

Nondisparagement.  Both during the Consulting Period and at all times thereafter, regardless of the reason for termination, the Consultant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Consultant’s duties to the Company during the Consulting Period.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(d)	Inventions.

(1)The Consultant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Consultant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Consultant, solely or jointly with others, during the Consulting Period, or (B) suggested by any work that the Consultant performs in connection with the Company, either while performing the Consultant’s duties with the Company or on the Consultant’s own time, but only insofar as the Inventions are related to the Consultant’s service provided to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Consultant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Consultant will surrender them upon the termination of the Consulting Period, or upon the Company’s request.  The Consultant will assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Consulting Period, together with the right to file, in the Consultant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Consultant will, at any time during and subsequent to the Consulting Period, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Consultant from the Company.  The Consultant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Consultant from the Company, but entirely at the Company’s expense.

(2)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Consultant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Consultant.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the

Company, the Consultant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Consultant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Consultant hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Consultant has any rights in the results and proceeds of the Consultant’s service to the Company that cannot be assigned in the manner described herein, the Consultant agrees to unconditionally waive the enforcement of such rights.  The Consultant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Consultant’s benefit by virtue of the Consultant being an employee of or other service provider to the Company.

(e)

Enforcement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(f)

Remedies.  The Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, the Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(g)

Forfeiture.  In the event of a final judgment by a court of competent jurisdiction that the Consultant has breached any of the provisions of this Section 5, the Consultant shall forfeit the right to receive any further benefits under this Agreement (including, without limitation, any unpaid Consulting Fees).

6.

Governing Law; Dispute Resolution.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law provisions thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Consultant’s services with the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California, the court of the United States of America for the Central District of California, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Consultant or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Consultant’s or the Company’s address as provided in Section 9 hereof, and (d) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.  The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses; provided, however, that if either the Consultant or the Company or its affiliates prevail on all material issues involved in such dispute, the non-prevailing party shall reimburse the prevailing party for all costs (including reasonable attorneys’ fees) incurred in connection with such dispute.

7.

Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  Consultant agrees and acknowledges that the Company makes no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by entering into this Agreement, Consultant agrees to accept the potential application of Code Section 409A and the other tax consequences of any payment made hereunder.

8.

Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 8, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.

Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

At the address (or to the facsimile number) shown in the books and records of the Company.

with a copy to (which shall not constitute notice to the Consultant)

Morrison & Foerster LLP

707 Wilshire Boulevard

Los Angeles, CA 90017-3543

Attention:  Henry Fields

Morrison & Foerster LLP

If to the Company:

Vince, LLC

500 Fifth Avenue

New York, NY 10110

Attention:  Senior Vice President, Human Resources

Facsimile:

Email:

with a copy to (which shall not constitute notice to the Company)

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois  60654

Attention:  Douglas C. Gessner, P.C.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.

Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.	Survival. The provisions of Sections 5 and 6 hereof shall survive any termination of the Consulting Period or this Agreement.
12.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
13.

Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director as may be designated by the Board of Managers of the Company.  The Company shall use commercially reasonable efforts to consult with the Consultant before issuing any press releases or other public statements regarding the Consultant’s role as a consultant and participation in the equity of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided that in the event that the Consultant is or becomes a party to any other agreement with the Company or any of its affiliates providing for restrictive covenants similar to Sections 5 and 6, the provisions of such agreement shall also apply pursuant to its terms.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

VINCE, LLC

By: /s/ Brendan Hoffman

Name: Brendan Hoffman

Title: Chief Executive Officer

CONSULTANT

/s/ Christopher LaPolice
Christopher LaPolice

Consulting Services Agreement Signature Page